CARTER LEDYARD & MILBURN LLP
                          2 WALL STREET
                       NEW YORK, NY 10005

                       September 30, 2011



The Bank of New York Mellon,
 as Trustee of FT 3136
101 Barclay Street
New York, New York 10286

Attn:     Rosalia A. Koopman
          Managing Director

      Re: FT 3136

Ladies and Gentlemen:

     We are acting as special counsel with respect to New York tax matters for Dow(R) Target 10 Oct. '11 - Term 10/31/12 and Dow(R) Target Dvd. Oct. '11 - Term 12/31/12 (each a "Trust" and collectively the "Trusts"), each of which is a unit investment trust included in the series identified as FT 3136 (the "Series"), which will be established under a certain Standard
Terms and Conditions of Trust dated December 9, 2003, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, FTP Services LLC, as FTPS Unit Servicing Agent and The Bank of New York Mellon as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trusts (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the factual assumptions and the matters of law set forth therein. We have assumed that the assets of the Trusts will consist exclusively of debt securities, equity securities in entities classified as corporations for federal income tax purposes, or a combination thereof.

     Based upon the foregoing, we are of the opinion that each Trust will not constitute an association taxable as a corporation under the relevant tax laws of the State and City of New York, and accordingly will not be subject to the New York State franchise tax (New York State Consolidated Laws Chapter 60,
Article 9-A) or the New York City general corporation tax (New York Administrative Code Title 11, Chapter 6, Subchapter 2).

     We express no opinion regarding the tax status of the other unit investment trusts included in the Series.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-175996) filed with the
Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                               Very truly yours,



                               CARTER LEDYARD & MILBURN LLP